Exhibit 10.8

EMPLOYMENT AGREEMENT

BETWEEN

GLYECO, INC.

And

RICHARD GEIB

(Executive)

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 28, 2016 and effective as of the Effective Date (as such term is defined in Section 2.2 hereafter) is entered into by and between GlyEco, Inc., a Nevada corporation (the “Company”), and Richard Geib, an individual with a physical address at [See Recent Address on File with Company] (the “Executive”) (collectively, the “Parties,” individually, a “Party”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the “Board”) has requested and the Executive has agreed to provide services to the Company as Executive Vice President –Additives and Glycols of the Company; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to indemnify the Executive for claims for damages arising out of or relating to the performance of such services to the Company in accordance with the terms and conditions set forth in this Agreement and pursuant to Nevada law; and

WHEREAS, as an inducement to serve and in consideration for such services, the Company has agreed to indemnify the Executive for claims for damages arising out of or relating to the performance of such services to the Company in accordance with the terms and conditions set forth in a separate agreement, which indemnification agreement is attached as an exhibit hereto and is incorporated herein by reference; and

WHEREAS, in order to accomplish these objectives and establish the rights, duties and obligations of the Parties, which shall be generally stated herein and which may be more fully stated in other agreements between the Parties, including equity-based agreements, indemnity agreements, and other employment or incentive related agreements as the Company or the Board may adopt from time to time, the Board has caused the Company to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Article One

Definitions

1.          Definitions. As used in this Agreement:

1.1           The term “Accrued Obligations” shall mean the sum of (1) that portion of the Executive’s Base Salary that was not previously paid to the Executive from the last payment date through the Date of Termination (as defined in Section 4.5 below) and (2) any other benefits owed to Executive through the Date of Termination.

1.2           The term “Automatic Extension” shall have the meaning set forth in Section 2.2 herein.

1.3           The term “Base Salary” shall have the meaning set forth in Section 3.1 herein.

1.4           The term “Board” shall have the meaning set forth in the recitals.

1.5           The term “Cause” shall have the meaning set forth in Section 4.3 herein.

1.6           The term “Common Stock” shall mean the Common Stock, par value $0.0001, of the Company.

1.7           The term “Compensation Committee” shall mean the Compensation Committee of the Company.

1.8           The term “Company Group” shall mean the Company and any other corporation or trade or business required to be aggregated with the Company which constitutes a single Company under Code Section 414(b) or Code Section 414(c) with the Company, except that in applying Code Section 1563(a)(1), (2), and (3), the language “at least 50 percent” is used instead of “at least 80 percent.”

1.9           The term “Corporate Documents” shall mean the Company’s Certificate of Incorporation, as amended and/or its Bylaws, as amended.

1.10         The term “Effective Date” shall have the meaning set forth in the preamble.

1.11         The term “Good Reason” shall have the meaning set forth in Section 4.3(c) herein.

1.12         The term “Initial Term” shall have the meaning set forth in Section 2.2 herein.

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1.13         The term “Separation from Service” shall mean the Executive’s termination of employment with the Company Group for any reason which constitutes a “separation from service” under Code Section 409A. Notwithstanding the foregoing, the Executive’s employment relationship with the Company Group is considered to remain intact while the individual is on military leave, sick leave or other bona fide leave of absence if there is a reasonable expectation that the Executive will return to perform services for the Company Group and the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Company under applicable law or contract. Solely for purposes of determining whether a Separation from Service has occurred, the Company will determine whether the Executive has terminated employment with the Company Group based on whether it is reasonably anticipated by the Company and the Executive that the Executive will permanently cease providing services to the Company Group, whether as an employee or independent contractor, or that the services to be performed by the Executive, whether as an employee or independent contractor, will permanently decrease to no more than 20% of the average level of bona fide services performed, whether as an employee or independent contractor, over the immediately preceding 36-month period or such shorter period during which the Executive was performing services for the Company Group. If a leave of absence occurs during such 36-month or shorter period which is not considered a Separation from Service, unpaid leaves of absence shall be disregarded and the level of services provided during any paid leave of absence shall be presumed to be the level of services required to receive the compensation paid with respect to such leave of absence.

1.14         The term “Without Cause” shall have the meaning set forth in Section 4.3(b) herein.

1.15         The term “Without Good Reason” shall have the meaning set forth in Section 4.3(c) herein.

Article Two

POSITION AND DUTIES

2.          Employment.

2.1           Title. The Executive shall serve as the Executive Vice President –Additives and Glycols of the Company and agrees to perform services for the Company and such other affiliates of the Company, as described in Section 2.3 herein.

2.2           Term. The Executive’s employment shall be for an initial term of three (3) years (the “Initial Term”), commencing on the date of the closing of the acquisition by Recovery Solutions & Technologies, Inc. (“RS&T”) of certain assets of Union Carbide Corporation (“Union Carbide”), pursuant to the provisions of an Amended and Restated Asset Transfer Agreement (the “Union Carbide Asset Transfer Agreement”) by and between Union Carbide and RS&T, dated as of August 23, 2016, as amended from time to time (the “Effective Date’). In the event that the transactions contemplated under the Union Carbide Asset Transfer Agreement are not consummated on or before February 1, 2017, this Agreement shall be void and of no force or effect. The Executive’s employment shall be automatically extended on the day after the end of the Initial Term (“Automatic Extension”), and on each anniversary date thereof, for additional one (1) year periods unless the Company provides notice that it does not intend to extend the term of the Executive’s employment at least sixty (60) days in advance of the end of the Initial Term or any Automatic Extension.

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2.3           Duties and Responsibilities. The Executive shall report to the Chief Executive Officer of the Company (the “CEO”) and in his capacity as an officer of the Company shall perform such duties and services as may be appropriate and as are assigned to him by the CEO. During the term of this Agreement Executive shall, subject to the direction of the CEO, oversee the day-to-day operations of the Company’s WEBA Technology Corp. (“WEBA”) and RS&T subsidiaries, and shall perform such duties as are customarily performed by the Executive Vice President – Additives and Glycols of a company such as the Company or as are otherwise delegated to him from time to time by the CEO.

2.4           Performance of Duties. During the term of the Agreement, except as otherwise approved in writing by the CEO or as provided below, the Executive agrees to devote his full business time, effort, skill and attention, consistent with businesses of the type and scope of the Company, to the affairs of the Company and its subsidiaries, will use his best efforts to promote the interests of the Company, and will discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. The foregoing shall not, however, preclude Executive from devoting reasonable time, attention and energy in connection with the following activities, provided that such activities do not materially interfere with the performance of his duties and services hereunder:

(a)          fulfilling speaking engagements;

(b)          engaging in charitable and community activities;

(c)          managing his personal business and investments; and

(d)          any other activity approved of by the Board. For purposes of this Agreement, any activity specifically listed on Schedule A shall be considered as having been approved by the Board.

2.5           Representations and Warranties of the Executive with Respect to Conflicts, Past Employers and Corporate Opportunities. The Executive represents and warrants that:

(a)          his employment by the Company will not conflict with any obligations which he has to any other person, firm or entity; and

(b)          he will not, without disclosure to and approval of the Board, directly or indirectly, assist or have an active interest in (whether as a principal, stockholder, lender, employee, officer, director, partner, venturer, consultant or otherwise) any person, firm, partnership, association, corporation or business organization, entity or enterprise that competes with or is engaged in a business which is substantially similar to the business of the Company; provided, however, that ownership of not more than two percent (2%) of the outstanding securities of any class of any publicly held corporation shall not be deemed a violation of this Section 2.5; provided, further, that any investment specifically listed on Schedule A shall not be deemed a violation of this Section 2.5.

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2.6           Activities and Interests with Companies Doing Business with the Company. In addition to those activities and interests of Executive disclosed on Schedule A attached hereto, Executive shall promptly disclose to the Board, in accordance with the Company’s policies, full information concerning any interests, direct or indirect, he holds (whether as a principal, stockholder, lender, executive, director, officer, partner, venturer, consultant or otherwise) in any business which, as reasonably known to Executive, purchases or provides services or products to, the Company or any of its subsidiaries, provided that the Executive need not disclose any such interest resulting from ownership of not more than two percent (2%) of the outstanding securities of any class of any publicly held corporation.

2.7           Other Business Opportunities. Nothing in this Agreement shall be deemed to preclude the Executive from participating in other business opportunities if and to the extent that: (a) such business opportunities are not directly competitive with, similar to the business of the Company, or would otherwise be deemed to constitute an opportunity appropriate for the Company; (b) the Executive’s activities with respect to such opportunities do not have a material adverse effect on the performance of the Executive’s duties hereunder, and (c) the Executive’s activities with respect to such opportunity have been fully disclosed in writing to the Board.

2.8           Reporting Location. For purposes of this Agreement, the Executive’s reporting location shall be a location within a 50 mile radius of Institute, West Virginia; provided, however, that it is understood and agreed that Executive’s responsibilities may include frequent travel to the company’s operating facilities.

2.9           Adequate Resources. The Company agrees to use commercially reasonable efforts to work with Executive to provide him with adequate resources as shall be reasonably required by Executive to perform his duties and responsibilities under the terms and conditions of this Agreement.

Article Three

compensation

3.          Compensation.

3.1           Base Salary. Executive shall receive an annual base salary of One Hundred Fifty Thousand US Dollars (US$150,000.00), payable in accordance with the Company’s then-existing payroll policies (the “Base Salary”) and subject to all applicable withholding requirements. The Base Salary shall be reviewed by the Board and its Compensation Committee annually for adequacy.

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3.2           Annual Incentive. Executive will be eligible to receive an annual cash incentive payable for the achievement of performance goals established by the Compensation Committee of up to thirty-five percent (35%) of the Executive’s Base Salary (“Annual Incentive”). The Executive understands and acknowledges that the ability or obligation of the Company to pay any cash incentives or bonus may be limited by provisions in any then-existing debt facility or any then-outstanding debt issuance that may preclude such payments if any debt covenants are or would be violated by payment of such Annual Incentive, if paid in cash, which covenants shall be memorialized from time to time on Schedule B hereof. If an Annual Incentive payment is limited by these provisions, the payment may be made in cash if such existing covenants have been specifically and explicitly waived in writing by any then-lender or investor; provided, however, that no Annual Incentive can be distributed if the Company would be required to pay an amount for such a waiver that it deems onerous and detrimental to the financial well being of the Company. The Annual Incentive cash payment in this case would be deferred and accrued until such time as the debt covenants are satisfied, or the Incentive payment would be given currently in fully vested Company common stock, at the option of the Executive. The actual earned Annual Incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Compensation Committee are achieved and will be decreased or increased for under- or over- performance. Except as specifically provided herein, Executive’s Annual Incentive will be subject to the terms and conditions of a formal bonus plan that may be adopted by the Compensation Committee from time to time; provided, that if there is no formal bonus plan that has been established by the Company, the Executive’s Annual Incentives shall be established each year by the Compensation Committee.

3.3           Long Term Incentives.

(i)          Long-Term Ongoing Performance Equity Incentive. Executive will be eligible to receive long-term performance equity incentives at a level and on conditions as the Compensation Committee shall establish. Any long-term incentive will be subject to terms and conditions of the Company’s 2012 Stock Incentive Plan (the “LTIP”), or any successor thereto, or any other equity-based compensation plan that may be established by the Committee and approved by the shareholders. In addition, any long-term incentive will be subject to the Committee’s standard terms and conditions for the applicable type of award, including vesting criteria such as continued service or performance objectives.

(ii)         Stock Grant. Executive will be granted one million (1,000,000) shares of Common Stock (the “Stock Grant”), as part of his equity compensation component. The stock will fully vest when the price per share of the Common Stock, measured and approved based on a 30-trading day volume weighted average price (VWAP) is equal to at least $0.20 per share.

3.4           Participation in Benefit Plans.

(a)          Retirement Plans. Executive shall be entitled to participate, without any waiting or eligibility periods, in all qualified retirement plans provided to other executive officers and other key employees.

(b)          Employee Benefit Plans and Insurance. The Executive shall have the right to participate in employee benefit plans and insurance programs of the Company that the Company may sponsor from time to time and to receive customary Company benefits, if those benefits are so offered. Nothing herein shall obligate Executive to accept such benefits if and when they are offered.

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(c)          Vacation.

(i)          The Executive shall be entitled to fifteen (15) days of annual vacation consistent with Company existing policy.

(d)          Paid Holidays. The Executive shall be entitled to nine (9) paid holidays each year, as are generally available to all employees.

3.5           Relocation. In the event that Executive is required to move from his primary residence and consents to such move, then Executive shall be provided with relocation assistance as provided below:

(a)          Housing and Temporary Lodging. The Company will pay the costs, for the Executive and his family, of house-hunting trips and the cost of transporting the Executive, his spouse, furniture, household effects, and vehicles, to the area in which the Company will be headquartered. In addition, the Company will pay the cost of the Executive’s travel, temporary living expenses, including housing, whether hotel or apartment, and meals, during the period prior to the Executive’s move to the city in which the Company will be headquartered.

3.7            Business Related Expenses

(a)          Reimbursement. Executive shall be entitled to reimbursement within a reasonable time for all properly documented and approved expenses for travel. The Company shall reimburse business expenses of Executive directly related to Company business, including, but not limited to, airfare, lodging, meals, travel expenses, medical expenses while traveling not covered by insurance, business entertainment, expenses associated with entertaining business persons, local expenses to governments or governmental officials, tariffs, applicable taxes outside of the United States, special expenses associated with travel to certain countries, supplemental life insurance or supplemental insurance of any kind or special insurance rates or charges for travel outside the Executive’s country of residence (unless such insurance is being provided by the Company), rental cars and insurance for rental cars, and any other expenses of travel that are reasonable in nature or that have been otherwise pre-approved. Executive shall be governed by the travel and entertainment policy in effect at the Company.

3.6           Payroll Procedures and Policies. All payments required to be made by the Company to the Executive pursuant to this Article Three shall be paid on a regular basis in accordance with the Company’s normal payroll procedures and policies.

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Article Four

Termination OF EMPLOYMENT

4.1           Events of Termination. Executive’s employment, the Employment Term, the Base Salary, and any and all other rights of Executive under this Agreement or otherwise as an employee of the Company will terminate (except as otherwise provided in this Section 4):

(a) upon the death of the Executive;

(b) upon termination of employment due to the Disability of the Executive;

(c) upon termination by the Company for Cause;

(d) upon resignation of employment by the Executive without Good Reason;

(e) upon termination by the Company without Cause; or

(f) upon the resignation of employment by Executive for Good Reason.

Upon termination of Executive’s employment, as provided above or otherwise, Executive’s rights respecting benefits, stock options, restricted stock, and other equity awards will be determined under the applicable plan or program providing the same.

4.2           Definition and Determination of Disability. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Term, the Company may give the Executive notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment hereunder shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided, that, within the 30-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties hereunder on a full-time basis for an aggregate of 180 days within any given period of 270 consecutive days (in addition to any statutorily required leave of absence and any leave of absence approved by the Company) as a result of incapacity of the Executive, despite any reasonable accommodation required by law, due to bodily injury or disease or any other mental or physical illness, which will, in the opinion of a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative, be permanent and continuous during the remainder of the Executive’s life.

4.3           Definition of “Cause,” “Without Cause,” and “Good Reason.”

(a)           Termination for Cause.

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The Executive’s employment hereunder may be terminated for Cause. For purposes of this Agreement, “Cause” shall mean:

(i)          the willful and continued failure of the Executive to perform substantially the Executive’s duties hereunder (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness) after a written demand for substantial performance is delivered to the Executive by the Board or the Chairman of the Company, which specifically identifies the manner in which the Board or the Chairman of the Company believes the Executive has not substantially performed the Executive’s duties; or

(ii)         the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably detrimental to the Company and/or its affiliated companies, monetarily or otherwise.

For purposes of this provision, no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, upon the instructions of the Chairman or another Board Member of Company, or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its affiliated companies. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board then in office, excluding the Executive, at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(iii)        Executive’s material violation of any Company policy or code of ethics or conduct that may be in force from time to time;

(iv)        the appropriation (or attempted appropriation) of a material business opportunity of the Company without first presenting it to the Company in writing and giving it a reasonable opportunity to accept or reject such opportunity, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company;

(v)         the Executive’s conviction of, or plea of nolo contendere to, any felony of theft, fraud, embezzlement or violent crime, or the entering of a guilty plea or a plea of non contendere for any other crime for which imprisonment is a punishment.

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(vi)        the misappropriation (or attempted misappropriation) of any of the Company’s funds or property.

(b)          Termination without Cause.

The determination of whether the Executive’s employment is terminable for Cause shall be made solely by the Company’s Board of Directors, which shall act in good faith in making such determination. All terminations by the Company that are not for Cause, or on the occasion of the Executive’s death or disability shall be considered Without Cause.

(c)          Termination for Good Reason.

The Executive may terminate his employment hereunder for Good Reason. For all purposes under this Agreement, “Good Reason” shall mean the occurrence of one or more of the following events arising without the express written consent of the Executive, but only if the Executive notifies the Company in writing of the event within sixty (60) days following the occurrence of the event, the event remains uncured after the expiration of thirty (30) days from receipt of such notice, and the Executive resigns effective no later than thirty (30) days following the Company’s failure to cure the event:

(i)  a material diminution in the Executive’s Base Salary;

(ii)  a material diminution in the Executive’s authority, duties, or responsibilities (including status, offices, titles and reporting requirements), duties, functions, responsibilities or authority as contemplated by Section 2.3 of this Agreement, or any other action by the Company that results in a diminution in such position, duties, functions, responsibilities or authority, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive as provided for herein;

(iii)  the Company or a subsidiary thereof requiring the Executive to be permanently based anywhere other than within fifty (50) miles from the location other than as provided in Section 2.8 of this Agreement; or

(iv)  any other action that constitutes a material breach by the Company of the Agreement.

A resignation of employment by Executive for any other reason or under any other circumstances will be a resignation “Without Good Reason.”

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4.4           Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive (other than a termination pursuant to Section 4.1(a)) shall be communicated by a Notice of Termination (as defined below) to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) in the case of a termination for Disability, Cause or Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) specifies the Date of Termination (as defined in Section 4.5 below); provided, however, that notwithstanding any provision in this Agreement to the contrary, a Notice of Termination given in connection with a termination for Good Reason shall be given by the Executive within a reasonable period of time, not to exceed 60 days, following the occurrence of the event giving rise to such right of termination. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Cause, or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

4.5           Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean the effective date of termination of the Executive’s employment hereunder, which date shall be (a) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death, (b) if the Executive’s employment is terminated because of the Executive’s Disability, the Disability Effective Date, (c) if the Executive’s employment is terminated by the Company (or applicable affiliated company) for Cause or by the Executive for Good Reason, the date on which the Notice of Termination is given, and (d) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which date shall in no event be earlier than the date such notice is given.

4.6           Obligations of the Company upon Termination.

(a)          General; Good Reason; Other Than for Cause, Death or Disability. Should Executive’s employment with the Company be terminated by the Company Without Cause or should Executive resign his employment with the Company for Good Reason, then, in addition to the payment of (i) any Accrued Obligations (which shall be paid to the Executive in a lump sum in cash within 60 days of the Date of Termination), and (ii) any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any annual bonus plan, program, policy, practice or arrangement or contract or agreement of the Company and its affiliated companies (such other amounts and benefits hereinafter referred to as the “Other Benefits”), subject to Executive’s executing a Severance Agreement and General Release in the form attached hereto as Schedule C, and his not revoking such Severance Agreement and General Release during any applicable revocation period provided therein, after the expiration of such revocation period, the Company shall pay to the Executive (either in a lump sum, payable within 30 days after expiration of such revocation period, or in equal monthly installments over a twelve (12) month period, after the Date of Termination, at the Company’s option) severance in an amount equal to the lesser of (i) twelve (12) months of Executive’s then current Base Salary or (ii) the amount of Base Salary which would have been payable to him had the Employment Term continued until the end of the Initial Term or the then current one-year term of Automatic Extension, as applicable.

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In the event the Company elects not to renew the Executive’s Agreement for an additional term, whether such extension comes after conclusion of the Initial Term, or such additional term pursuant to an Automatic Extension and provided, further, that the Company has satisfied all obligations due the Executive under the terms of this Agreement, except for such provisions which survive the expiration of this Agreement, the Executive shall have no further rights and the Company shall have no further obligations under this Agreement, except for Article Five and the Indemnification Agreement executed between the Company and the Executive thereunder.

(b)          Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Term, this Agreement shall terminate without further compensation obligations to the Executive’s legal representatives under this Agreement, other than for payment of any Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 90 days of the Date of Termination) and the timely payment or settlement of any other amount pursuant the Other Benefits and (ii) treatment of all other compensation under existing plans as provided by the terms and rules of those plans.

(c)          Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Term, this Agreement shall terminate without further compensation obligations to the Executive, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive in a lump sum in cash within 90 days of the Date of Termination) and the timely payment or settlement of any other amount pursuant to the Other Benefits and (ii) treatment of all other compensation under existing plans as provided by the terms and rules of those plans.

(d)          Cause; Other than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Term, this Agreement shall terminate without further compensation obligations to the Executive other than the obligation to pay to the Executive Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates the Executive’s employment during the Employment Term, and such termination is Without Good Reason, this Agreement shall terminate without further compensation obligations to the Executive, other than for that portion Executive’s Base Salary that was not previously paid to the Executive from the last payment date through the effective date of the Executive’s voluntary termination and the timely payment or provision of the Other Benefits, as provided in any applicable plan, and the Executive shall have no further obligations nor liability to the Company. In such case, any amounts owed to the Executive shall be paid to the Executive in a lump sum in cash within 90 days of the Date of Termination subject to applicable laws and regulations.

4.7           Code Section 409A.

(a)          General. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of his Separation from Service from the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and if any amounts otherwise payable pursuant to this Agreement within the first six (6) months following the Executive’s Separation from Service would be subject to the excise tax imposed by Section 409A of the Code, then payment of such portion of the benefits subject to the excise tax shall be suspended and shall be paid in a lump sum to the Executive on the first business day following the expiration of six (6) months from the date of the Executive’s Separation from Service.

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(b)          409A Compliance. It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with Internal Revenue Code Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject Executive to the payment of any interest or additional tax imposed under Internal Revenue Code Section 409A. To the extent any amount payable to Executive from Company, per this Agreement or otherwise, would trigger the additional tax imposed by Internal Revenue Code Section 409A, the parties agree to adopt any necessary amendments to this Agreement in order to avoid such additional tax.

Article Five

indemnification

5.          Indemnification. The Executive shall be indemnified and held harmless pursuant to the terms and conditions set forth in the Indemnity Agreement substantially in the form attached hereto as Schedule D.

Article Six

confidentiality

6.          Confidentially; Non-Competition; and Non-Solicitation.

6.1           Confidentiality. In consideration of employment by the Company and Executive’s receipt of the salary and other benefits associated with Executive’s employment, and in acknowledgment that (a) the Company is engaged in the manufacture and distribution of glycol products sold to automotive and industrial customers, (b) maintains secret and confidential information, (c) during the course of Executive’s employment by the Company such secret or confidential information may become known to Executive, and (d) full protection of the Company’s business makes it essential that no employee appropriate for his or her own use, or disclose such secret or confidential information, Executive agrees that during the time of Executive’s employment and for a period of two (2) years following the termination of Executive’s employment with the Company, Executive agrees to hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for his own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings, or other confidential or proprietary information of any kind, nature, or description (whether or not acquired, learned, obtained, or developed by Executive alone or in conjunction with others) belonging to or concerning the Company or any of its subsidiaries, except (i) with the prior written consent of the Company duly authorized by its Board, (ii) in the course of the proper performance of Executive’s duties hereunder, (iii) for information (x) that becomes generally available to the public other than as a result of unauthorized disclosure by Executive or his affiliates or (y) that becomes available to Executive on a non-confidential basis from a source other than the Company or its subsidiaries who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation, to the Company, or (iv) as required by applicable law or legal process.

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6.2           Non-Competition. During Executive’s employment with the Company and within one (1) year after termination of his employment for any reason, Executive shall not, in the Restrictive Area (as defined below) be engaged as an officer or executive of, or in any way be associated in a management or ownership capacity with any corporation, company, partnership or other enterprise or venture which conducts a business which is in direct competition with the business of the Company; provided, however, that Executive may own not more than two percent (2%) of the outstanding securities, or equivalent equity interests, of any class of any corporation, company, partnership, or either enterprise that is in direct competition with the business of the Company, which securities are listed on a national securities exchange or traded in the over-the-counter market. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof. For purposes of this Agreement, “Restrictive Area” shall mean anywhere within the United States.

6.3           Non-Solicitation. Executive also agrees that he will not, directly or indirectly, during the term of his employment or within one (1) year after termination of his employment for any reason, in any manner, encourage, persuade, or induce any other employee of the Company to terminate his employment, or any person or entity engaged by the Company to represent it to terminate that relationship without the express written approval of the Company; provided, however, that in the event an employee with whom the Executive had a preexisting relationship prior to his employment with the Company individually elects to resign as a consequence of the Executive’s having left the Company’s employ, this non-solicitation provision in this Section 6.3 shall not prohibit their subsequent association. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

6.4           Return of Company Property. On the date of Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).  Executive may retain the Executive’s rolodex and similar address books provided that such items only include contact information.

6.5           Limitation. In the event that any of the provisions of Article Six, shall be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provision shall be deemed reformed in any such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

6.6           Duration. The duration of any covenant contained in this Article Six, shall be extended during any period the Executive is in breach of the applicable covenant.

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6.7           Special Exception. Notwithstanding anything to the contrary in this Article Six, in the event that the Company, at anytime during the Employment Term, terminates all business conducted by the Company and discontinues all operations, the restrictions set forth in Section 6.2 and Section 6.3 hereof shall be immediately terminated and of no further force and effect with respect to Executive’s participation in any business which is competitive with the business conducted by WEBA.

Article Seven

miscellaneous

7.          Miscellaneous.

7.1           Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon each of the Parties, and their respective successors. This Agreement shall not be assignable by any Party without the prior written consent of the other Party; provided, however, that the Company shall be permitted to assign this Agreement, and its rights and obligations hereunder to (a) any other corporation, trade or business in the Company Group including, without limitation, any subsidiary of the Company or (b) any successor, whether direct or indirect, to all or substantially all the business and/or assets of the Company.

7.2           Covenants of Article Six Are Essential Independent Covenants. The covenants by Executive in Article Six are essential elements of this Agreement, and without Executive’s agreement to comply with such covenants, the Company would not have entered into this Agreement or employed Executive. The Company and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company.

Subject to the provisions of Section 6.7 hereof, if Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Executive in Article Six.

7.3           Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of West Virginia without resort to any principle of conflict of laws that would require application of the laws of any other jurisdiction; provided, however, that any matters relating to the shares of Common Stock or the Company’s indemnification of the Executive, as provided in the Indemnification Agreement, shall be governed by the corporate laws of the State of Nevada.

7.4           Section 409A. Consistent with Section 4.8 hereof, it is the intention of the parties that this Agreement complies with Section 409A and the regulations thereunder, and that the terms and provisions of the Agreement shall be interpreted and implemented accordingly. Notwithstanding the foregoing, it is expressly agreed to and understood by the Executive that all tax related matters inclusive of Section 409A are the sole responsibility of the executive and under no circumstances shall the Company be liable for any tax related matters as a result of this Agreement as it relates to the Executive.

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7.5           Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts and via facsimile, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto. This Agreement may be executed by facsimile or electronic PDF signature and a facsimile or electronic PDF signature shall constitute an original for all purposes.

7.6           Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

7.7           Severability. Any term or provision of this Agreement that shall be prohibited or declared invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or declaration, without invalidating the remaining terms and provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions hereof, being severable, shall remain in full force and effect in such circumstance or situation, and such term or provision shall remain valid and in effect in any other circumstances or situation.

7.8           Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

7.9           Equitable Remedies. The Parties hereto agree that, in the event of a breach of this Agreement by either Party of any of the provisions set forth in Article Six or Section 7.1 above, the other Party, if not then in breach of this Agreement, may be without an adequate remedy at law owing to the unique nature of the contemplated relationship. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of any of such provisions, by the Party in breach, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

7.10         No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party, or otherwise, shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties and shall be effective only to the extent specifically set forth in such writing.

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7.11         Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

7.12         Amendment. This Agreement may be amended only by a writing signed by all of the Parties hereto.

7.13         Entire Contract. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings, written or oral, with respect to the subject matter of this Agreement.

7.14         Survival. This Agreement shall constitute a binding obligation of the Company and any successor thereto. Notwithstanding any other provision in this Agreement, the obligations under Article Five and Article Six shall survive termination of this Agreement.

7.15         Savings Clause. Notwithstanding any other provision of this Agreement, if the indemnification provisions in Exhibit A hereto or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Executive as to Expenses (as that term is defined in the Indemnification Agreement attached hereto as Exhibit A), judgments, fines, penalties and amounts paid in settlement with respect to any Proceeding (as that term is defined in the Indemnification Agreement attached hereto as Exhibit A) to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the fullest extent permitted by applicable law.

7.16         Modifications and Waivers. Notwithstanding any other provision of this Agreement, the indemnification provisions contained in the Indemnification Agreement in Exhibit A hereto may be amended from time to time to reflect changes in Nevada law or for other reasons; provided, that no other modifications shall be made that are not identical or substantially similar to those modifications that are made to all then-current directors and officers.

7.17         Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand or (ii) if mailed by certified or registered mail with postage prepaid, on the third day after the date on which it is so mailed:

(a)          if to Executive:

Richard Geib

[See Recent Address on File with Company]

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(b)          if to the Company:

GlyEco, Inc.

Attn: Chairman, Compensation Committee

230 Gill Way

Rock Hill, South Carolina 29730

or to such other address as may have been furnished to Executive by the Company or to the Company by Executive, as the case may be.

7.18         No Limitation. Notwithstanding any other provision of this Agreement, for avoidance of doubt, the parties confirm that the foregoing does not apply to or limit Executive’s rights under Nevada law or the Company’s Corporate Documents.

7.19          Attorneys’ Fees. In the event of any litigation arising out of the this Agreement and Executive’s employment with the Company, the prevailing party in any such action shall be entitled to recover its or his reasonable attorneys’ fees and costs from the other party.

7.20         Attorney-Client Privilege. Executive owns and retains the attorney-client privilege in the communications between or among him, WEBA and/or RS&T and their counsel regarding this Agreement.  The Company disclaims ownership of or any interest in such communications and will not attempt to gain access to such communications.  If the Company discovers any such communications, it shall notify Executive in writing within one (1) business day of such discovery, and shall follow Executive’s instruction to return or destroy such communications and shall confirm in writing the disposition of such communications within two (2) business days of Executive’s instruction.

[Signatures Follow On Next Page]

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IN WITNESS WHEREOF, the parties have set their hands and seals hereunto on the date first above written.

GLYECO, INC.		EXECUTIVE

By:
Name:	Ian Rhodes	Name:Richard Geib
Title:	Chief Executive Officer

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Schedule A

Outside Activities/Investments

Richard Geib

Company or Project Name:  Additive Technologies, LLC
Nature of Business: Soap and cleaning products
Date Commenced Involvement: November, 2002
Position: Consultant
Compensation: Zero -0-
Annual Time Commitment: 120 hours PER YEAR

Dated: December 28, 2016

Initials:	Executive: _____	Company: ______

Schedule B

The Company advises the Executive that as of December 28, 2016, there are no covenants of any debt that would prohibit the payment of the Annual Incentive. The Company also advises the Executive that it is current negotiating with several lenders for potential lines of credit, which may, in definitive agreements provide for restrictive operating or financial covenants; which, if applicable, will be memorialized on this Schedule 3.2 as provided in the Agreement.

Schedule C

Form of Separation Agreement and General Release

See Attached

Schedule D

Form of Indemnification Agreement

See Attached